Exhibit 99.2

PLAINS EXPLORATION & PRODUCTION COMPANY

PRO FORMA FINANCIAL INFORMATION

Piceance Basin Properties Acquisition

Overview. On May 31, 2007, we acquired interests in oil and gas producing properties covering over 60,000 gross (55,000 net) acres in the Mesaverde geologic section of the Piceance Basin in Colorado, plus associated midstream assets, including a 25% interest in the Collbran Valley Gas Gathering, LLC. These properties, which we refer to as the Piceance Basin properties, and which include over 200 producing/productive wells and over 3,000 additional potential drilling locations, are currently producing approximately 6 MBOE per day, of which approximately 97% is natural gas. As of December 31, 2006, the properties had estimated proved developed reserves of approximately 15 MMBOE, of which approximately 97% was natural gas.

At closing, we paid $968 million in cash, including $10 million in related acquisition costs and $58 million for net cash outflows from the effective date to the closing date (primarily related to capital expenditures for drilling activities and acreage acquisitions) and issued one million shares of common stock to the seller, Laramie Energy, LLC (“Laramie Energy”), a privately held Delaware limited liability company. We financed $946 million of the acquisition using our senior revolving credit facility. In connection with this transaction we amended our senior revolving credit facility to increase the borrowing base and commitment to $1.3 billion.

Description of Piceance Basin oil and gas properties. We hold a 100% working interest in most of the acquired Piceance Basin properties, including interests in the Brush Creek, Hell’s Gulch, East Plateau, Baldy Creek and Logan Trail fields. This acreage is characterized as natural gas with an average btu content of approximately 1,100. The net daily production for these properties during 2006 was 2 MBOE per day. During the first quarter of 2007, the net daily production was approximately 6 MBOE per day.

In 2007 we expect to focus our development activities primarily in the East Plateau, Brush Creek and Hell’s Gulch fields. We expect to increase our capital budget for the year by an additional $150 million to develop this acreage position. We initially expect to utilize a five rig drilling program and expect to drill approximately 100 wells per year. The typical well costs range from $1.1 million to $1.6 million per well and normally can be drilled and cased in 12 to 18 days. The typical well has an average estimated recoverable reserves of 0.8 Bcfe per well.

Description of Piceance Basin midstream assets. In connection with our acquisition of the Piceance Basin oil and gas properties, we acquired a 25% interest in the Collbran Valley Gas Gathering, LLC and are one of the largest shippers on this system, which we refer to as the CVGS. We currently ship 100% of our production from the East Plateau and Brush Creek fields through this system. There are planned expansions to the system to increase its capacity in late 2007 and in 2008, which we expect to double its capacity.

We also own 100% of the Hidden Creek Pipeline System. We also plan to expand this system in the future. In addition, we are in the process of obtaining necessary permits for new pipeline systems called the Buzzard Creek and Hightower pipelines.

We believe that these expansion plans described above should provide more than sufficient takeaway capacity to increase our production of natural gas from the Piceance Basin properties.

Product markets. We currently have long-term firm transportation agreements with various pipeline companies for up to approximately 69 MMcf per day in volume, which varies by year. These firm transportation agreements require that we pay a reservation fee in return for the right to transport up to a certain maximum daily quantity of gas; the reservation fee is payable regardless of the actual amount we transport. We also plan to pursue additional firm and interruptible transportation in the future.

Prices received for our gas are subject to seasonal variations and other fluctuations. The majority of the gas production is sold monthly based on industry recognized, published index pricing for the major Rocky Mountain market hubs less transportations costs. The remainder is priced daily on the spot market. Fluctuations between the two pricing mechanisms can significantly impact the overall differential to the Henry Hub price.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated balance sheet at March 31, 2007 and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 of Plains Exploration & Production Company (the “Company”, “PXP”, “our”, “we” or “us”) reflect the pro forma effects of:

•

The acquisition from Laramie Energy of all of its interests in oil and gas producing properties covering over 60,000 gross (55,000 net) acres in the Mesaverde geologic section of the Piceance Basin in Colorado plus the associated midstream assets, including a 25 percent interest in the Collbran Valley Gas Gathering, LLC (the “Laramie Acquisition”). The Laramie Acquisition had an effective date of January 1, 2007. We paid $968 million in cash, including $10 million in related acquisition costs and $58 million for net cash outflows from the effective date to the closing date (primarily related to capital expenditures for drilling activities and acreage acquisitions) and issued one million shares of common stock. We financed $946 million of the acquisition using our senior revolving credit facility. In connection with this transaction we amended our senior revolving credit facility to increase the borrowing base to $1.3 billion and paid related costs of $1.8 million.

We acquired all of the oil and gas and real estate assets of Laramie Energy. We did not acquire its equity interests or any related corporate items such as office furniture and equipment. We did not assume any debt, derivatives or equity compensation arrangements or retain any of its corporate management and staff.

The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 also reflect the pro forma effects of the issuance on March 13, 2007 of $500 million of 7% Senior Notes due 2017 (the “7% Senior Notes”). PXP used the net proceeds from the offering of approximately $492 million, after deducting underwriting discounts and offering expenses, for general corporate purposes and to repay borrowings under its revolving credit facility. This transaction is reflected in PXP’s historical consolidated balance sheet at March 31, 2007.

The pro forma effects of the following transactions on PXP’s results of operations for the year ended December 31, 2006 are presented in Note 3 to the unaudited pro forma condensed consolidated financial statements:

•

The sale of oil and gas properties to subsidiaries of Occidental Petroleum Corporation (“Occidental”). This transaction closed on September 29, 2006 with an effective date of October 1, 2006. We received approximately $864 million in cash proceeds.

•	The sale of non-producing oil and gas properties to Statoil Gulf of Mexico LLC (“Statoil”). This transaction closed on November 1, 2006. We received approximately $706 million in cash proceeds.

•	The redemption of $250.0 million of 7.125% senior notes due 2014 (the “7.125% Notes”) on November 3, 2006.

•	The retirement of $274.9 million of the $275.0 million outstanding principal amount of 8.75% senior subordinated notes due 2012 (the “8.75% Notes”) on November 3, 2006.

All of these transactions are reflected in our historical consolidated financial statements at and for the year ended December 31, 2006.

The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 and the unaudited pro forma condensed consolidated balance sheet at March 31, 2007 have been prepared based on our historical consolidated statements of income for such periods and our historical consolidated balance sheet at March 31, 2007. The pro forma condensed consolidated statements of income assume that all these transactions occurred on January 1, 2006 and the unaudited pro forma condensed consolidated balance sheet assumes the Laramie Acquisition and the associated financing under our senior revolving credit facility occurred on March 31, 2007. The unaudited pro forma condensed consolidated statements of income do not purport to represent what PXP’s results of operations would have been if these transactions had occurred on January 1, 2006. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 no pro forma adjustments have been made to exclude the $983.0 million gain on the sale of oil and gas properties and the $45.1 million charge for debt extinguishment costs that are directly related to these transactions.

Laramie Energy had historical general and administrative expense (“corporate overhead”) of $86.1 million (including $84.4 million of non-cash equity based compensation) for the three months ended March 31, 2007 and $32.4 million (including $26.5 million of non-cash equity based compensation) for the year ended December 31, 2006. We did not retain any of Laramie Energy’s corporate management and staff nor did we assume any of its equity compensation arrangements. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments were made with respect to the corporate overhead charges included in Laramie Energy’s historical statements of income. We do not expect a material increase in our general and administrative expenses as a result of the Laramie Acquisition.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with PXP’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2007

(in thousands of dollars)

	Historical PXP	Pro Forma Adjustments (Note 2(a))	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$74,176	$(23,764)	$50,412
Accounts receivable	111,228	—	111,228
Other current assets	69,201	—	69,201

	254,605	(23,764)	230,841

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	2,729,360	511,709	3,241,069
Not subject to amortization	161,072	447,825	608,897
Other property and equipment	45,782	10,104	55,886

	2,936,214	969,638	3,905,852
Less allowance for depreciation, depletion and amortization	(752,299)	—	(752,299)

	2,183,915	969,638	3,153,553

Goodwill	157,731	—	157,731

Investment in Affiliated Company	—	40,417	40,417

Other Assets	17,949	1,845	19,794

	$2,614,200	$988,136	$3,602,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$126,254	$—	$126,254
Other current liabilities	208,691	1,000	209,691

	334,945	1,000	335,945

Long-Term Debt
Senior revolving credit facility	—	946,000	946,000
7% Senior Notes	500,000	—	500,000

	500,000	946,000	1,446,000

Other Long-Term Liabilities	176,325	2,500	178,825

Deferred Income Taxes	472,989	(11,156)	461,833

Stockholders’ Equity	1,129,941	49,792	1,179,733

	$2,614,200	$988,136	$3,602,336

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(in thousands, except per share data)

	PXP Historical	Laramie Energy Historical	Pro Forma Adjustments (Note 2)		Pro Forma
Revenues
Oil and gas sales	$223,053	$19,863	$—		$242,916
Other operating revenues	1,640	—	—		1,640

	224,693	19,863	—		244,556

Costs and Expenses
Production costs	85,232	5,659	—		90,891
Exploration costs and abandonments	—	20	(20	)(b)	—
General and administrative	22,497	86,092	—		108,589
Depreciation, depletion, amortization and accretion	54,940	10,328	1,337	(c)	66,605

	162,669	102,099	1,317		266,085

Income (Loss) from Operations	62,024	(82,236)	(1,317)		(21,529)
Other Income (Expense)
			1,712	(d)
			(3,534	)(e)
Interest expense	(5,360)	(1,712)	(8,869	)(f)	(17,763)
Loss on mark-to-market derivative contracts	(20,590)	(620)	620	(d)	(20,590)
Equity in loss of Collbran Valley Gas Gathering, LLC	—	(491)	(210	)(g)	(701)
Interest and other income (expense)	577	6	(6	)(d)	577

Income (Loss) From Continuing Operations Before Income Taxes	36,651	(85,053)	(11,604)		(60,006)
Income tax (expense) benefit	(16,081)	—	40,569	(h)	24,488

Income (Loss) From Continuing Operations	$20,570	$(85,053)	$28,965		$(35,518)

Earnings from Continuing Operations Per Share
Basic	$0.28				$(0.48)

Diluted	$0.28				$(0.48)

Weighted Average Shares Outstanding
Basic	72,463		1,000	(i)	73,463

Diluted	73,490		1,000	(i)	74,490

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	PXP Pro Forma (Note 3)	Laramie Energy Historical	Pro Forma Adjustments (Note 2)		Pro Forma
Revenues
Oil and gas sales	$917,552	$29,358	$—		$946,910
Other operating revenues	2,457	—	—		2,457

	920,009	29,358	—		949,367

Costs and Expenses
Production costs	276,573	9,664	—		286,237
Exploration costs and abandonments	—	8,802	(8,802	)(b)	—
General and administrative	123,134	32,398	—		155,532
Depreciation, depletion, amortization and accretion	180,989	13,058	19,037	(c)	213,084
Gain on sale of oil and gas properties	(982,988)	—	—		(982,988)

	(402,292)	63,922	10,235		(328,135)

Income (Loss) from Operations	1,322,301	(34,564)	(10,235)		1,277,502
Other Income (Expense)
			2,971	(d)
			(19,700	)(e)
Interest expense	(32,838)	(2,971)	(33,223	)(f)	(85,761)
Debt extinguishment costs	(45,063)	—	—		(45,063)
Gain (loss) on mark-to-market derivative contracts	(297,503)	3,381	(3,381	)(d)	(297,503)
Gain on termination of merger agreement	37,902	—	—		37,902
Equity in loss of Collbran Valley Gas Gathering, LLC	—	(118)	(840	)(g)	(958)
Interest and other income (expense)	5,496	132	(132	)(d)	5,496

Income (Loss) From Continuing Operations Before Income Taxes	990,295	(34,140)	(64,540)		891,615
Income tax (expense) benefit	(387,164)	—	44,249	(h)	(342,915)

Income (Loss) From Continuing Operations	$603,131	$(34,140)	$(20,291)		$548,700

Earnings from Continuing Operations Per Share
Basic	$7.81				$7.01

Diluted	$7.71				$6.93

Weighted Average Shares Outstanding
Basic	77,273		1,000	(i)	78,273

Diluted	78,234		1,000	(i)	79,234

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated balance sheet at March 31, 2007 and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 of Plains Exploration & Production Company (the “Company”, “PXP”, “our”, “we” or “us”) reflect the pro forma effects of:

•

The acquisition from Laramie Energy, LLC (“Laramie Energy”) of all of its interests in oil and gas producing properties covering over 60,000 gross (55,000 net) acres in the Mesaverde geologic section of the Piceance Basin in Colorado plus the associated midstream assets, including a 25 percent interest in the Collbran Valley Gas Gathering, LLC (the “Laramie Acquisition”). The Laramie Acquisition had an effective date of January 1, 2007. We paid $968 million in cash, including $10 million in related acquisition costs and $58 million for net cash outflows from the effective date to the closing date (primarily related to capital expenditures for drilling activities and acreage acquisitions) and issued one million shares of common stock. We financed $946 million of the acquisition using our senior revolving credit facility. In connection with this transaction we amended our senior revolving credit facility to increase the borrowing base to $1.3 billion and paid related costs of $1.8 million.

We acquired all of the oil and gas and real estate assets of Laramie Energy. We did not acquire its equity interests or any related corporate items such as office furniture and equipment. We did not assume any debt, derivatives or equity compensation arrangements or retain any of its corporate management and staff.

The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 also reflect the pro forma effects of the issuance on March 13, 2007 of $500 million of 7% Senior Notes due 2017 (the “7% Senior Notes”). PXP used the net proceeds from the offering of approximately $492 million, after deducting underwriting discounts and offering expenses, for general corporate purposes and to repay borrowings under its revolving credit facility. This transaction is reflected in PXP’s historical consolidated balance sheet at March 31, 2007.

The pro forma effects of the following transactions on PXP’s results of operations for the year ended December 31, 2006 are presented in Note 3:

•

The sale of oil and gas properties to subsidiaries of Occidental Petroleum Corporation (“Occidental”). This transaction closed on September 29, 2006 with an effective date of October 1, 2006. We received approximately $864 million in cash proceeds.

•	The sale of non-producing oil and gas properties to Statoil Gulf of Mexico LLC (“Statoil”). This transaction closed on November 1, 2006. We received approximately $706 million in cash proceeds.

•	The redemption of $250.0 million of 7.125% senior notes due 2014 (the “7.125% Notes”) on November 3, 2006.

•	The retirement of $274.9 million of the $275.0 million outstanding principal amount of 8.75% Senior Subordinated Notes due 2012 (the “8.75% Notes”) on November 3, 2006.

All of these transactions are reflected in our historical consolidated financial statements at and for the year ended December 31, 2006.

The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 and the unaudited pro forma condensed consolidated balance sheet at March 31, 2007 have been prepared based on our historical consolidated statements of income for such periods and our historical consolidated balance sheet at March 31, 2007. The pro forma condensed consolidated statements of income assume that all these transactions occurred on January 1, 2006 and the unaudited pro forma condensed consolidated balance sheet assumes the Laramie Acquisition and the associated financing under our senior revolving credit facility occurred on March 31, 2007. The unaudited pro forma condensed consolidated statements of income do not purport to represent what PXP’s results of operations would have been if these transactions had occurred on January 1, 2006. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 no pro forma adjustments have been made to exclude the $983.0 million gain on the sale of oil and gas properties and the $45.1 million charge for debt extinguishment costs that are directly related to these transactions.

Laramie Energy had historical general and administrative expense (“corporate overhead”) of $86.1 million (including $84.4 million of non-cash equity based compensation) for the three months ended March 31, 2007 and $32.4 million (including $26.5 million of non-cash equity based compensation) for the year ended December 31, 2006. We did not retain any of Laramie Energy’s corporate management and staff nor did we assume any of its equity compensation arrangements. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments were made with respect to the corporate overhead charges included in Laramie Energy’s historical statements of income. We do not expect a material increase in our general and administrative expenses as a result of the Laramie Acquisition.

NOTE 2 — PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed consolidated balance sheet includes the following adjustment:

(a)	Reflects the estimated preliminary pro forma allocation of the purchase price as of March 31, 2007. The following is a calculation and allocation of the purchase price to assets acquired and liabilities assumed based on their relative fair value (in thousands of dollars, except as noted):

Property Acquisition Costs
Shares of PXP common stock issued	1,000
Average PXP stock price	$44.54

Fair value of PXP common stock issued	44,540
Cash	21,919
Senior revolving credit facility	946,000
Asset retirement obligation	2,500
Current liabilities	1,000
Deferred income taxes	(5,904)

1,010,055

Balance Sheet Classification
Oil and gas properties
Subject to amortization	511,709
Not subject to amortization	447,825
Other properties and equipment	10,104
Investment in affiliated company	40,417

1,010,055

The purchase price includes the value of 1.0 million shares of PXP common stock issued in the transaction. The average price of the PXP common stock is based on the average closing prices of PXP common stock during the five business day period commencing two days before the transaction was announced. Deferred income taxes reflect the difference between the tax basis and the book basis in the shares of PXP common stock issued.

The total purchase price includes $10 million of estimated acquisition costs which consist of investment advisory fees, legal and other related costs and $58 million for net cash outflows from the effective date to the closing date (primarily related to capital expenditures for drilling activities and acreage acquisitions).

The pro forma adjustments also reflect (1) the payment of $1.8 million in costs (which are reflected in other assets) related to the amendment of our senior revolving credit facility and (2) a $5.3 million reduction to our deferred income tax liability (offset by a corresponding increase in stockholders’ equity) related to a reduction in the apportionment factor for California state income taxes.

The unaudited pro forma condensed consolidated statements of income include the following adjustments:

(b)	Reflects the reversal of historical exploration costs that are expensed under the successful efforts method of accounting used by Laramie Energy and are capitalized under the full cost method of accounting used by PXP.

(c)	Reflects the adjustment to depreciation, depletion, amortization and accretion expense (“DD&A”) to reverse Laramie Energy’s historical DD&A and to reflect DD&A based on the fair value allocated to oil and gas properties subject to amortization. Pro forma DD&A is calculated using the unit-of-production method based on oil and gas property costs, reserve volumes and future development and abandonment costs after taking into account the effect of the acquisition. The pro forma DD&A rate is $11.71 per barrel of oil equivalent (“BOE”) for the three months ended March 31, 2007 and $9.51 per BOE for the year ended December 31, 2006.

(d)	Reflects the reversal of Laramie Energy’s historical income/expenses that are corporate in nature and not directly related to the properties acquired.

(e)	Reflects the adjustment to interest expense for the period from the issuance of the 7% Senior Notes and the related repayment of borrowings under PXP’s revolving credit facility.

(f)	Reflects the adjustment to interest expense for the period on $946 million of debt incurred in connection with the acquisition, net of capitalized interest of $7.3 million for the three months ended March 31, 2007 and $28.8 million for the year ended December 31, 2006. Interest expense is based on the estimated borrowing rate under PXP’s senior revolving credit facility (6.8% for the three months ended March 31, 2007 and 6.6% for the year ended December 31, 2006). Capitalized interest is based on $447.8 million of purchase price allocated to oil and gas properties not subject to amortization and PXP’s effective average interest rate. A 1/8% change in the interest rate would result in a change in interest expense of $0.3 million for the three months ended March 31, 2007 and $1.2 million for the year ended December 31, 2006.

(g)	Reflects the amortization of PXP’s cost in excess of its share of the net book value of Collbran Valley Gas Gathering, LLC.

(h)	Reflects the adjustment to income tax expense based on a post-acquisition effective rate of approximately 40.8% for the three months ended March 31, 2007 and 38.5% for the year ended December 31, 2006. Variances in the Company’s estimated annual effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes and estimated permanent differences. In addition, the pro forma adjustment for income taxes includes a tax benefit related to Laramie Energy’s historical pre-tax loss, which was not previously recognized in Laramie’s historical financial statements because Laramie Energy is a limited liability company and therefore is not subject to income taxes.

As a result of the Laramie Acquisition, our apportionment factor for California state income taxes will be reduced. Accordingly, based on the pro forma adjustments included herein, we expect that our income statement for the three months ended June 30, 2007 will include a deferred income tax benefit of approximately $5.3 million to reflect the reduction in the apportionment factor.

(i)	Reflects the 1.0 million shares of PXP common stock issued in connection with the acquisition.

NOTE 3 — PXP 2006 PRO FORMA RESULTS OF OPERATIONS

PXP’s pro forma results of operations included in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 includes the effect of the following transactions:

•

The sale of oil and gas properties to subsidiaries of Occidental. This transaction closed on September 29, 2006 with an effective date of October 1, 2006. PXP received approximately $864 million in cash proceeds.

•	The sale of non-producing oil and gas properties to Statoil. This transaction closed on November 1, 2006. PXP received approximately $706 million in cash proceeds.

•	The redemption of $250.0 million of the “7.125% Notes” on November 3, 2006.

•	The retirement of $274.9 million of the $275.0 million outstanding principal amount of the “8.75% Notes” on November 3, 2006.

All of these transactions are reflected in PXP’s historical consolidated financial statements at and for the year ended December 31, 2006.

These unaudited pro forma results of operations for the year ended December 31, 2006 have been prepared based on our historical consolidated statement of income for such period and assume that these transactions occurred on January 1, 2006. The unaudited pro forma results of operations do not purport to represent what PXP’s results of operations would have been if these transactions had occurred on January 1, 2006. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions. Pursuant to the rules prescribed by the Securities and Exchange Commission for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma results of operations for the year ended December 31, 2006 no pro forma adjustments have been made to exclude the $983.0 million gain on the sale of oil and gas properties and the $45.1 million charge for debt extinguishment costs that are directly related to these transactions.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

		Pro Forma Adjustments
	PXP Historical	Sale of Oil & Gas Properties		Debt Retirement		Pro Forma
Revenues
Oil and gas sales	$1,016,046	$(98,494	)(a)	$—		$917,552
Other operating revenues	2,457	—		—		2,457

	1,018,503	(98,494)		—		920,009

Costs and Expenses
Production costs	313,125	(36,552	)(a)	—		276,573
General and administrative	123,134	—		—		123,134
Depreciation, depletion, amortization and accretion	216,782	(34,577	)(b)	(1,216	)(c)	180,989
Gain on sale of oil and gas properties	(982,988)	—		—		(982,988)

	(329,947)	(71,129)		(1,216)		(402,292)

Income from Operations	1,348,450	(27,365)		1,216		1,322,301
Other Income (Expense)
Interest expense	(64,675)	—		31,837	(d)	(32,838)
Debt extinguishment costs	(45,063)					(45,063)
Loss on mark-to-market derivative contracts	(297,503)	—		—		(297,503)
Gain on termination of merger agreement	37,902	—		—		37,902
Interest and other income (expense)	5,496	—		—		5,496

Income (Loss) From Continuing Operations Before Income Taxes	984,607	(27,365)		33,053		990,295
Income tax (expense) benefit	(384,897)	10,905	(e)	(13,172	)(e)	(387,164)

Income (Loss) From Continuing Operations	$599,710	$(16,460)		$19,881		$603,131

Earnings from Continuing Operations Per Share
Basic	$7.76					$7.81

Diluted	$7.67					$7.71

Weighted Average Shares Outstanding
Basic	77,273					77,273

Diluted	78,234					78,234

(a)	Reflects the reversal of revenues and expenses attributable to the properties sold to Occidental. There are no adjustments for the properties sold to Statoil because such properties were classified as oil and gas properties not subject to amortization in our historical consolidated balance sheet.

(b)	Adjusts DD&A for (1) the reduction in DD&A reflecting the production volumes attributable to the properties sold; (2) the revision to our DD&A rate reflecting the reserve volumes sold and the reduction in capitalized costs resulting from the transactions; and (3) the reduction in accretion expense relates to the asset retirement obligation attributable to the properties sold.

(c)	Reflects the reversal of debt issue cost amortization with respect to the 7.125% Notes and the 8.75% Notes.

(d)	Reflects the reversal of $35.1 million of interest expense with respect to the 7.125% Notes and the 8.75% Notes, net of a $3.3 million reduction in interest capitalized. Pro forma interest expense relates to our credit facilities, certain derivatives and commitment and other credit facility fees.

(e)	Adjusts pro forma income tax expense based on the Company’s estimated effective tax rate, after giving effect to the pro forma transactions. Variances in the Company’s estimated annual effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes and estimated permanent differences.

Summary Pro Forma Combined Oil and Gas Reserve Data

The following tables set forth summary pro forma information with respect to PXP’s and Laramie Energy’s combined estimated net proved oil and gas reserves as of December 31, 2006:

	PXP	Laramie Energy	Pro Forma Adjustments (1)	Pro Forma
Proved Reserves
Oil (MBbl)	333,217	413		333,630
Gas (MMcf)	110,922	87,877		198,799
MBOE	351,704	15,059		366,763

Proved Developed Reserves
Oil (MBbl)	171,646	413		172,059
Gas (MMcf)	62,021	87,877		149,898
MBOE	181,983	15,059		197,042

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2006 (in thousands)

Future cash inflows	$17,318,297	$420,495	$—	$17,738,792
Future development costs	(1,979,251)	(51,311)	—	(2,030,562)
Future production expense	(6,623,201)	(170,780)	—	(6,793,981)
Future income tax expense	(3,063,433)	—	143,573	(2,919,860)

Future net cash flows	5,652,412	198,404	143,573	5,994,389
Discounted at 10% per year	(3,141,749)	(83,258)	(85,182)	(3,310,189)

Standardized measure of discounted future net cash flows	$2,510,663	$115,146	$58,391	$2,684,200

(1)	Laramie Energy is a limited liability company that is taxed as a partnership and therefore is not subject to income taxes. Pro forma income tax expense reflects expense on the combined future net cash flows based on PXP’s estimated effective tax rate, after giving effect to the pro forma transactions.